Exhibit 10.55

LINN ENERGY, LLC
EXECUTIVE INCENTIVE PLAN
February 2, 2016
ARTICLE I
INTRODUCTION AND ESTABLISHMENT OF PLAN
The Committee hereby adopts the Linn Energy, LLC Executive Incentive Plan (the “Plan”), as of the Effective Date, for eligible employees of the Company in order to reward certain executives of the Company by enabling them to receive performance-based cash compensation. It is the intention of the Committee that the Target Incentive Award for each Participant be equal to such Participant’s 2015 target bonus plus 2015 target award under the Company’s Equity Incentive Plan.
ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
2.1    Achievement Level. A percentage (which may not be greater than 100%) calculated in accordance with Appendix A and determined by the Committee in its sole discretion that represents the level of achievement of the Company’s performance goals as established by the Committee for the Plan Year.
2.2    Award. The right to receive a quarterly cash bonus under this Plan, subject to the achievement of performance measures and the other terms and conditions set forth in this Plan.
2.3    Award Agreement. Any written agreement between the Company and a Participant, or a notice to a Participant, setting forth the terms, conditions and limitations applicable to an Award, including the Target Incentive Award assigned to the Participant.
2.4    Board. The Board of Directors of Linn Energy, LLC.
2.5    Cause. For purposes of the Plan, the Company will have “Cause” to terminate the Participant’s employment by reason of any of the following; provided, however, that determination of whether one or more of the elements of “Cause” has been met under this Plan shall be in the reasonable discretion of the Committee.
(a)    the Participant’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of the Company or its direct or indirect Subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;
(b)    the Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties;

(c)    the Participant’s willful and intentional misuse of any of the funds of the Company or its direct or indirect Subsidiaries;
(d)    embezzlement by the Participant;
(e)    the Participant’s willful and material misrepresentations or concealments on any written reports submitted to any of the Company or its direct or indirect Subsidiaries; or
(f)    conduct constituting a material breach by the Participant of the Company’s then current Code of Business Conduct and Ethics, and any other written policy referenced therein; provided that, in each case, the Participant knew or should have known such conduct to be a breach.
2.6    Code. The Internal Revenue Code of 1986, as amended from time to time.
2.7    Committee. The Compensation Committee of the Board.
2.8    Company. Linn Energy, LLC.
2.9    Disability. The earlier of (a) written determination by a physician selected by the Company that the Participant has been unable to perform substantially the Participant’s usual and customary duties for a period of at least 120 consecutive days or a non-consecutive period of 180 days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan.
2.10    Effective Date. The date first written above.
2.11    Equity Incentive Plan. The Company’s Amended and Restated Long-Term Incentive Plan and any successor plan.
2.12    Executive. Individuals designated as Executive Officers by the Board. As of January 1, 2016, the Executive Officers are the Company’s Chief Executive Officer and any employee with the title of Executive Vice President or Senior Vice President.
2.13    Participant. An Executive who is designated as a participant pursuant to Section 3.1.
2.14    Plan. The Linn Energy, LLC Executive Incentive Plan.
2.15    Plan Year. The 2016 calendar year.
2.16    Quarter. Each calendar quarter during the Plan Year (e.g., January 1—March 31, April 1—June 30, July 1—September 30 or October 1—December 31).
2.17    Quarterly Payment Date. The first normally scheduled payroll date following the last business day of the month that begins following the end of each Quarter.

2.18    Quarterly Cap. For the Quarter ending March 31, 2016, 25% of the Target Incentive Award; for the Quarter ending June 30, 2016, 50% of the Target Incentive Award; for the Quarter ending September 30, 2016, 75% of the Target Incentive Award; and for the Quarter ending December 31, 2016, 100% of the Target Incentive Award.
2.19    Remaining Award. The amount as of a certain date equal to a Participant’s Target Incentive Award less any Awards already paid to such Participant for the Plan Year.
2.20    Section 409A. Section 409A of the Code and any Treasury Regulations and guidance promulgated thereunder.
2.21    Subsidiary. Any entity of which the Company owns, directly or indirectly, all of such entity’s outstanding units, shares of capital stock or other voting securities.
2.22    Target Incentive Award. The target incentive opportunity assigned to a Participant for the Plan Year, in accordance with Section 3.2.
ARTICLE III
ELIGIBILITY
3.1    Participants. All Executives are eligible for Awards in the sole discretion of the Committee. Each Executive selected as a Participant will be notified by delivery of a written Award Agreement in the form determined by the Committee. Except as provided in Section 4.2, an Executive must remain employed until the applicable Quarterly Payment Date to be entitled to receive payment for such Award. No Executive shall at any time have the right to be selected as a Participant in the Plan for a Plan Year.
3.2    Target Incentive Award. The Committee will assign each Participant a Target Incentive Award, based on any considerations the Committee deems appropriate.
3.3    Achievement Level. The Achievement Level shall be based on the Company achieving the performance goals as set by the Committee for the Plan Year and reviewed each Quarter. Appendix A shall be amended to include the performance goals once established by the Committee. The Achievement Level shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, for the first Quarter only, the Committee may elect not to have performance goals, in which case the Award would be earned based on the Executive’s continued employment with the Company through the end of such Quarter.
ARTICLE IV
PAYMENT OF AWARDS
4.1    General. The amount of an Award earned by a Participant shall be calculated at the end of each Quarter and shall be an amount equal to (A) the product of the Participant’s (i) Target Incentive Award and (ii) Achievement Level, but no more than the applicable Quarterly Cap, less (B) the Awards already paid, if any. Under no circumstances will (i) the total Awards paid during the Plan Year be greater than 100% of the Target Incentive Award or (ii) the cumulative Awards for any Quarter exceed the applicable Quarterly Cap.

4.2    Termination without Cause, for Good Reason, or Due to Death or Disability. In the event a Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability, the Participant shall receive, at the time payment would otherwise have been made, a pro-rated portion of the amount of the Award that would have been earned for such Quarter if the Participant’s employment had not so terminated.
4.3    Other Terminations. In the event a Participant’s employment with the Company is terminated in a manner not described under Section 4.2, then any Remaining Award as of such date shall be forfeited.
4.4    Form of Payment. Except as provided in Section 4.2, Awards earned under this Plan, if any, shall be paid on the Quarterly Payment Date in the form of a lump sum cash payment.
4.5    Committee Discretion. Notwithstanding the foregoing, the Committee retains the complete discretion under this Plan to amend the terms of any Award at any time, and the Committee may, in its sole, reasonable discretion, (i) eliminate or reduce the size of an Award based on any factors it deems relevant or (ii) accelerate or delay any Quarterly Payment Date, but in no event shall any delay be more than thirty (30) days; provided that any such amendment does not adversely affect any Participant without such Participant’s consent.
ARTICLE V
SUCCESSOR TO COMPANY
The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the Plan.
ARTICLE VI
AMENDMENT AND TERMINATION
The Committee may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements.
ARTICLE VII
PLAN ADMINISTRATION
7.1    Administration. Subject to the provisions hereof, this Plan shall be administered and interpreted by the Committee. The Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to make factual and legal determinations and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its sole discretion, amend or modify an Award in any manner. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned. No person shall be entitled to a payment with respect to an Award under this Plan unless the Committee determines, in its sole discretion, that such person is entitled to payment.
7.2    Arbitration. In the event that a Participant wishes to pursue claim for benefits under this Plan, the Participant must participate in arbitration in Houston, Texas, before a single arbitrator in accordance with the arbitration rules and procedures of the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes (the “Arbitration Process”); provided, however, that the arbitration will not be binding on the claimant and the claimant may seek legal or equitable remedies in court after the arbitrator has made a determination as to the claimant’s claim, if the claimant does not accept the arbitrator’s determination. The Arbitration Process shall be commenced by filing a demand for arbitration in accordance with the Arbitration Process. The arbitrator shall decide all issues relating to arbitrability and the arbitrator shall also decide all issues with respect to the payment of the costs of such arbitration, including attorneys’ fees and the arbitrator’s fees.
7.3    Exhaustion of Administrative Remedies. Completion of the arbitration process described in Section 7.2 of this Plan, will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Plan by a claimant; provided, however, that the Committee may, in its sole discretion, waive compliance with such arbitration process as a condition precedent to any such action.
ARTICLE VIII
MISCELLANEOUS
8.1    Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an Executive or change the status of the Participant’s employment or the policies of the Company regarding termination of employment.
8.2    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

8.3    Taxes. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Plan all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.
8.4    Section 409A. The payments to be made pursuant to this Plan are intended to be “short-term deferrals” exempt from Section 409A, and this Plan shall be construed and interpreted accordingly. The Company makes no representation, warranty or indemnity regarding the tax consequences of the compensation and benefits provided under this Plan for purposes of Section 409A. If any taxes or penalties under Section 409A are imposed on a Participant as a result of any compensation received pursuant to this Plan, such Participant will be solely responsible for such taxes or penalties, and the Company will not be liable for such taxes or penalties.
8.5    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.6    Anti-Alienation of Benefits. No amount to be paid hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
8.7    Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law.
[Signature page follows.]

IN WITNESS WHEREOF, this Linn Energy, LLC Executive Incentive Plan has been adopted by the Committee to be effective as of the Effective Date.

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Mark E. Ellis Chairman of the Board of Directors, President and Chief Executive Officer